SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)  May 1, 2003

                            REINHOLD INDUSTRIES,INC.
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             (Exact name of registrant as specified in its charter)



     DELAWARE                     0-18434             13-2596288
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(State or other jurisdiction     (Commission       (IRS Employer
of incorporation)                 File Number)      Identification No.)



12827 EAST IMPERIAL HWY., SANTA FE SPRINGS, CA                90670
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code      (562) 944-3281



                                       N/A
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       (Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS.


REINHOLD INDUSTRIES REPORTS RECORD FIRST QUARTER RESULTS; ANNOUNCES 10% STOCK DIVIDEND


SANTA FE SPRINGS, CA, Thursday, May 1, 2003

                                  FlashResults
                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)


                                   1st Quarter Ended           1st Quarter Ended
                                            03/31/03                    03/31/02

Sales                                        $16,375                     $13,930
Net Income                                    $1,524                        $824
EPS (Basic)                                    $0.57                       $0.31
EPS (Diluted)                                  $0.55                       $0.31


         Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced results for the first quarter 2003.

         First quarter 2003 revenues were $16.4 million, up $2.4 million (18%) from first quarter 2002. Sales increased 74% for NP Aerospace compared to 2002 due to increased shipments of body armor and military helmets. Sales increased 16% for the Aerospace business unit due mainly to increased shipments of missile components for the Minuteman III Propellant Replacement Program. Sales decreased by 10% at the Bingham business unit due to poor general economic conditions.

         Net income for the first quarter 2003 was $1.5 million, or $0.55 per diluted share, compared to net income of $0.8 million, or $0.31 per diluted share for the first quarter 2002. The increase in earnings was primarily due to the 74% increase in sales at the NP Aerospace business unit. Earnings per share computations reflect a 10% stock dividend effective May 31, 2002.

         "Our increased financial performance in the first quarter was driven primarily by NP Aerospace's exceptional results," said Michael T. Furry, President and CEO of Reinhold. "Also, our CompositAir business unit did not experience the costs associated with their 2002 facilities consolidation. At Bingham, we have recently implemented further facilities consolidation and other costs control measures which should enable this business unit to be modestly profitable at the existing sales levels."

         "As previously reported, in January 2003, the litigation related to the Valley Forge National Historic Park was settled. With this issue now behind us, we can concentrate on increasing profitability through both internal growth and strategic acquisitions."

         The Board of Directors has approved a 10% dividend, payable in additional shares of the Company, to its shareholders of record as of May 16, 2003. The dividend will be paid on or about May 30, 2003. Those dividends calculated to be fractional shares will be paid in cash.

      "For the fourth year in a row, the Board is pleased to be able to make this announcement to our shareholders" said Ralph R. Whitney, Jr., Chairman of the Board of Reinhold. "We are confident that this action will create additional trading volume, inform others of the profitable growth of the Company and positively impact our share price."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                    REINHOLD INDUSTRIES, INC.


  Date:  May 7, 2003                By  /s/ BRETT R. MEINSEN

                                    Brett R. Meinsen
                                    Vice President - Finance and Administration,
                                    Treasurer and Secretary